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                                                                   Exhibit 10.37

                                 September 28, 1998

Mr. Don Williams
Young & Rubicam do Brasil
17(Degree) 19(Degree) Andar Ave. Brigadeiro
Avenida Faria Lima
1355 01452-002
Sao Paulo, SP Brasil

Dear Don:

     Sorry about the delay in following up to our Saturday conversation of September 12. The enclosed is our recent propaganda package. The purpose of this letter is to give the general guidelines of an offer to join Champion Enterprises and the major terms of employment.

     1) The position is Chief Marketing Officer ("CMO") of Champion Enterprises based in Auburn Hills, MI. The start date is before April 1, 1999.

     2)  The base salary is $200,000 annually, paid monthly.

     3) The annual incentive program for 1999 will be defined in December 1998 after our budgeting process. Depending upon our targeted and actual EPS for 1999, you will be able to earn between 37% and 150% of base salary, payable by March 2000. We will guarantee a minimum $100,000 annual bonus for 1999. This will be prorated for the period worked in 1999.

     4) The equity program is formalized in a separate non-qualified stock option agreement to cover a total of 300,000 shares of Champion Enterprises stock over the next five years. The general terms of the equity program will be as follows.

         a) 50,000 shares at 40% of market price on date of grant to be purchased within 60 days of employment. These shares will vest at a rate of 25% each six months. If you leave the company during the two year period you will lose the prorated gain amount remaining. You will have tax consequences of the difference between purchase and market price. Once you exercise this portion, you will be eligible for the





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         following:

         b) 250,000 shares at market price value on date of acceptance to be vested and exercisable in equal prorated proportions (50,000) over five years on the 1st, 2nd, 3rd, 4th and 5th anniversary date.

         As part of this option agreement, there is a change of control provision that immediately vests the outstanding, unvested options, as well as confidentiality and noncompete provisions. The shares granted above will be registered.

     5) You will be eligible for the company's normal medical, dental, life insurance and long term disability benefits at the first of the month following your start date. In case of your death, Champion's obligation under this agreement will terminate but any amount owed you under this agreement or bonus plan plus all vested options at time of your death will be paid to your estate. There is no defined benefits retirement program, but we do have a 401(k) tax deferred savings program. We have a deferred income program for base compensation and annual bonuses. You will be entitled to four weeks vacation per year. We do not pay cash in lieu of vacations.

     Once you have the opportunity to review, please call me so that we can discuss and make more specific arrangements. Other than timing and your physical, let's go.

     Don, I look forward to working with you and your joining the Champion team.

                                 Very truly yours,



                                 Walter R. Young, Jr.

/bj
Attachment



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Don Williams